Exhibit 10.3

EXECUTION COPY

TRANSUNION HOLDING COMPANY, INC.

MAJOR STOCKHOLDERS’ AGREEMENT

Dated as of April 30, 2012

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TABLE OF CONTENTS

(continued)

Exhibit A – Form of Joinder to Major Stockholders’ Agreement

Exhibit B – Registration Rights Agreement

Exhibit C – Form of Director & Officer Indemnification Agreement

Exhibit D – Management Rights Letter

Schedule A – Shares of Parent

Schedule B – Form Compliance Certificate

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MAJOR STOCKHOLDERS’ AGREEMENT

This MAJOR STOCKHOLDERS’ AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is made as of April 30, 2012, among (i) TransUnion Holding Company, Inc., a Delaware corporation (the “Parent”); (ii) the Advent Investor (as hereinafter defined) and (iii) the GS Investors (as hereinafter defined, and together with the Advent Investor, the “Investors”), and any other Person who becomes a party hereto pursuant to Article VIII (each a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, the Parent, Spartan Acquisition Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Parent (“Merger Sub”), TransUnion Corp. (the “Company”) and solely with respect to Article 11 only, MDCPVI TU Holdings, LLC, a Delaware limited liability company, solely in its capacity as the Stockholder Representative, are parties to that certain Merger Agreement, dated as of February 17, 2012 (as amended from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the surviving corporation in the Merger and a wholly-owned direct subsidiary of the Parent;

WHEREAS, immediately prior hereto the Investors entered into Subscription Agreements to purchase Shares;

WHEREAS, after the Merger, the Parent will be the sole and exclusive owner of the shares of all common stock of the Company;

WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to their ownership of Shares after consummation of the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adverse Person” has the meaning set forth in Section 4.1(g).

“Advent Investor” means Advent-TransUnion Acquisition Limited Partnership.

“Affiliate” means, with respect to any Person, (a) any other Person that controls, is controlled by, or is under common control with such Person and (b), solely with respect to Section 4.1(i), a director or executive officer of such Person or of any Person identified in clause (a) above. The term “control,” as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, none of the Investors shall be considered Affiliates of (x) any portfolio operating company in which the Investors or any of their investment fund Affiliates have made a debt or equity investment, (y) Parent or any of its Subsidiaries or (z) each other. When such term is used in the context of a Regulatory Concern, it shall have the meaning ascribed to it by any applicable Law with respect to such Regulatory Concern.

“Agreement” means this Major Stockholders’ Agreement, as the same may be amended, supplemented, restated or modified.

“Award” means, individually or collectively, a grant under the Stock Incentive Plan of any type of equity award (including Options) as the committee formed to administer the Stock Incentive Plan in its discretion deems appropriate.

“Banking Regulations” means all federal, state and foreign Laws applicable to banks, bank holding companies and their subsidiaries and Affiliates, including without limitation, the Bank Holding Company Act, the Federal Reserve Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however, that no Stockholder shall be deemed to beneficially own any securities of the Parent held by any other Stockholder solely by virtue of the provisions of this Agreement (other than this definition which shall be deemed to be read for this purpose without the proviso hereto).

“Board” means the Board of Directors of the Parent.

“Board Observer” has the meaning set forth in Section 3.1(d).

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.

“Change in Control” means the occurrence of any of the following events:

(a) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Parent or the Company to any “person” or “group” (as such terms are defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than any of the Investors or any of their respective Affiliates, or any group or persons that includes any of the Investors or their respective Affiliates (collectively, the “Permitted Holders”); or

(b) any person or group, other than one or more of the Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Parent or the Company (or any entity which controls the Parent or Company, or which is a successor to all or substantially all of the assets of the Parent or the Company), including by way of merger, recapitalization, reorganization, redemption, issuance of capital stock, consolidation, tender or exchange offer or otherwise; or

(c) a merger of the Parent or the Company with or into another Person (other than one or more of the Permitted Holders) in which the voting shareholders of the Parent or the Company immediately prior to such merger cease to hold at least 50% of the voting shares of the Parent or the Company (or the surviving corporation or ultimate parent) immediately following such merger;

provided that, in each case under clause (a), (b) or (c), no Change in Control shall occur unless the Permitted Holders in such transaction cease to have the ability, without the approval of any Person who is not a Permitted Holder, to elect more members of the Board of Directors of the Parent (or the resulting entity) than any other shareholder or group of affiliated shareholders, and in no event shall a Change in Control be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Parent or any of its Subsidiaries, or (ii) contributing assets or equity to entities controlled by the Parent (or owned by the Parent in substantially the same proportions as their ownership of the Parent).

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any successor provision thereto.

“Company” has the meaning set forth in the Preamble.

“Consumer Disclosures” has the meaning set forth in Section 6.13(b).

“Coordination Committee” has the meaning set forth in Section 3.3(b).

“Drag-Along Buyer” has the meaning set forth in Section 4.3(f).

“Drag-Along Notice” has the meaning set forth in Section 4.3(b).

“Drag-Along Stockholder” has the meaning set forth in Section 4.3(b).

“Drag-Along Stockholders” has the meaning set forth in Section 4.3(b).

“Drag-Along Transfer” has the meaning set forth in Section 4.3(a).

“Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first refusal, mortgage, pledge, lien or other encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 4.3(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Fair Market Value” has the meaning set forth in the Option Plan.

“Financial Information” has the meaning set forth in Section 6.10(b).

“GS Investors” means GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., Spartan Shield Holdings, GS Capital Partners Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, MBD 2011 Holding, L.P., Opportunity Partners Offshore-B Co-Invest AIV, L.P.

“Indebtedness” of any Person means, without duplication, (a) all outstanding obligations for senior debt and subordinated debt and any other outstanding obligation for borrowed money, including that evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (b) any outstanding obligations under capital leases and purchase money obligations, (c) any amounts owed with respect to drawn letters of credit, (d) all obligations under interest rate or currency swap transactions, and (e) any outstanding guarantees of obligations of the type described in clauses (a) through (d) above.

“Indemnified Liabilities” has the meaning set forth in Section 6.12.

“Indemnitees” has the meaning set forth in Section 6.12.

“Independent Director” means a member of the Board not employed by the Parent, any of the Investors or any of their Affiliates.

“Initial Ownership Interest” means, with respect to any Investor, the number of Share Equivalents held by such Investor as of the date hereof.

“Initial Public Offering” or “IPO” means the first underwritten Public Offering.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor” has the meaning set forth in the Preamble.

“Investor Director Designee” has the meaning set forth in Section 3.1(a).

“Joinder Agreement” has the meaning set forth in Section 4.2(a).

“Key Individuals” means certain key Persons associated with the Company or the Parent, other than an Investor, who is or becomes a party to the Stockholders’ Agreement and is a holder of Share Equivalents or Options.

“Lapse Date” means the date that the Transfer Restriction Period ends.

“Law,” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, including, without limitation, Banking Regulations, and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Management Agreement” means that certain Management Agreement between the Parent and the Investors, dated as of the date hereof.

“Management Rollover Letter” means that certain Letter from the Parent to those Initial Key Investors listed on the signature pages thereto, regarding investment by such persons with proceeds from the transactions contemplated by the Merger.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Options” means any options to purchase Shares granted to any Key Individual pursuant to the Stock Incentive Plan.

“Ownership Percentage” means, with respect to an Investor, a fraction (expressed as a percentage), the numerator of which is the aggregate number of Share Equivalents (a) owned by the GS Investors (together with their Affiliates) or the Advent Investor (together with their Affiliates), as the case may be, and (b) over which the GS Investors (together with their Affiliates) or the Advent Investor (together with their Affiliates), as the case may be, retains voting control (without regard to this Agreement), and the denominator of which is the aggregate number of Share Equivalents held by all holders of Shares and Share Equivalents.

“Parent” has the meaning set forth in the Recitals.

“Permitted Holders” has the meaning set forth in the definition of “Change in Control”.

“Permitted Transferee” means with respect to any Investor, any Affiliate of such Investor (including, with respect to the Advent Investor, (i) Mr. Harry Gambill and (ii) any of the following funds and their Affiliates: Advent International GPE VI Limited Partnership,

Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership, Advent International GPE VI-E Limited Partnership, Advent International GPE VI-F Limited Partnership, Advent International GPE VI-G Limited Partnership, Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE VI-A Limited Partnership, and Advent Partners GPE VI-A 2010 Limited Partnership.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, as modified by Section 3(42) of ERISA, or any successor regulations.

“Pro Rata Portion” means a number of Share Equivalents determined by multiplying (i) the aggregate number of Share Equivalents held by the Drag-Along Stockholder by (ii) a fraction, the numerator of which is the aggregate number of Share Equivalents proposed to be Transferred by the Selling Stockholders to the Drag-Along Buyer and the denominator of which is the aggregate number of Share Equivalents held by the Selling Stockholder.

“Proprietary Information” has the meaning set forth in Section 6.17.

“Public Offering” means any public offering and sale of equity securities of the Parent or any successor to the Parent for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Regulatory Concern” means any set of facts or circumstances in which any GS Investor’s ownership of securities issued by the Parent (a) gives rise to a violation of Banking Regulations by such GS Investor or any of its Affiliates, or gives rise to a reasonable belief by such GS Investor that such a violation is likely to occur or (b) gives rise to a limitation in Law (solely with respect to the Banking Regulations) that will impair the ability of such GS Investor or any of its Affiliates to conduct its business or gives rise to a reasonable belief by such GS Investor that such a limitation is likely to arise.

“Reimbursable Expenses” has the meaning set forth in Section 6.14(b).

“Requisite Consent” means the written consent of each Investor that has not Transferred (through one or more Transfers) more than seventy-five percent (75%) of its Initial Ownership Interest (excluding pro rata Transfers agreed to by the Investors and Transfers to Affiliates).

“Rule 144” means Rule 144 under the Securities Act (or any successor rule or regulation).

“Sale” means a Transfer for value and the terms “Sell” and “Sold” shall have correlative meanings.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of the date hereof, among the Parent and the other signatories party thereto, as the same may be amended from time to time in accordance with the terms thereof.

“Selling Stockholders” has the meaning set forth in Section 4.3(a).

“Share Equivalents” means (a) Shares (including, for the avoidance of doubt, Shares received upon exercise of Options, and vested Awards) and (b) the number of Shares issuable upon exercise, conversion or exchange of any security (including any Awards) that is currently exercisable for, convertible into or exchangeable for, on any such date of determination, Shares without payment to the Parent of any additional consideration.

“Shares” means shares of common stock, par value $0.01 per share, of the Parent.

“Stock Incentive Plan” means the TransUnion Holding Company, Inc. 2012 Management Equity Plan, effective as of a date shortly after the date hereof, as amended from time to time.

“Stockholder” has the meaning set forth in the Preamble.

“Subscription Agreements” means those certain Stock Subscription Agreements, dated on or prior to the date hereof by and between the Parent and the Investors.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.

“Transfer” means, with respect to any Share Equivalents, a direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Share Equivalents, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of Law; provided, that a Transfer shall not include any direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of Share Equivalents as a result of any direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in The Goldman Sachs Group, Inc. or Advent International Corporation, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of Law.

“Transferred”, “Transferring” and “Transferee” shall each have a correlative meaning to the term “Transfer.”

“Transfer Restriction Period” means the period beginning on the date hereof and ending on the earliest to occur of (i) the lapse of any lock-up that may be required to be entered into by the managing underwriters of an Initial Public Offering or (ii) a Change in Control.

“Unwinding Event” has the meaning set forth in Section 4.2(b).

“VCOC Investor” means GS Capital Partners VI Parallel, L.P.

Section 1.2. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. Except as otherwise set forth herein, Shares underlying unexercised options that have been issued by the Parent shall not be deemed “outstanding” for any purposes in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, hereby represents and warrants to the Parent, and each other Stockholder that on the date hereof:

(a) This Agreement has been duly authorized, executed and delivered by such Stockholder and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by such Stockholder of this Agreement and the agreements contemplated hereby and the consummation by such Stockholder of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law, rule or regulation applicable to such Stockholder or his or her properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Stockholder or his or her properties or assets; or (iii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which such Stockholder is a party or by which such Stockholder or his or her properties or assets are bound.

(c) Such Stockholder (i) understands that no public market now exists for the Shares and there is no assurance that a public market will ever exist for the Shares and (ii) understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, Shares must be held indefinitely.

Section 2.2. Entitlement of the Parent and the Stockholders to Rely on Representations and Warranties. The representations and warranties contained in Section 2.1 may be relied upon by the Parent, and by the other Stockholders, in connection with the entering into of this Agreement. Without limiting the foregoing, each Stockholder agrees to give the Parent prompt written notice in the event that any representation of such Stockholder contained in Section 2.1 ceases to be true at any time following the date hereof.

Section 2.3. Representations and Warranties of the Parent. The Parent hereby represents and warrants to the Stockholders that as of the date of this Agreement:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, it has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

(b) This Agreement has been duly and validly executed and delivered by the Parent and constitutes a legal and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally and by equitable principles of general applicability;

(c) The execution, delivery and performance by the Parent of this Agreement and the consummation by the Parent of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of Law, statute, rule or regulation to which the Parent is subject, (ii) violate any order, judgment or decree applicable to the Parent or (iii) conflict with, or result in a breach or default under, any term or condition of the Parent’s organizational documents or any agreement or instrument to which the Parent is a party or by which it is bound; and

(d) The Parent has issued the Shares listed on Schedule A hereto, and such Shares are the only Shares outstanding as of the date specified on Schedule A hereto.

ARTICLE III

MANAGEMENT

Section 3.1. Composition of the Board of Directors.

(a) The Board shall consist of nine (9) directors and may be increased or decreased in accordance with the terms of this Agreement. Subject to the provisions of this Article III, the Board shall consist of (i) three (3) directors designated by the GS Investors or their Affiliates, (ii) three (3) directors designated by the Advent Investor or their Affiliates (any director designated by the GS Investors or the Advent Investor, an “Investor Director Designee”), (iii) the chief executive officer (or equivalent) of the Company and (v) two (2) Independent Directors designated jointly by the GS Investors and the Advent Investor. The right of an Investor to designate the directors shall be subject to the following:

(i) If an Investor Transfers (through one or more Transfers) more than seventy-five percent (75%) of its Initial Ownership Interest (excluding pro rata Transfers agreed to by the Investors and Transfers to Affiliates), such Investor shall only be entitled to designate one (1) director for appointment to the Board; and

(ii) If an Investor Transfers (through one or more Transfers) more than ninety percent (90%) of its Initial Ownership Interest (excluding pro rata Transfers agreed to by the Investors and Transfers to Affiliates), such Investor shall not be entitled to designate any directors for appointment to the Board.

(b) As of the date hereof, the directors designated for appointment to the Board (i) by the GS Investors shall be Sumit Rajpal ( with the remaining two designee slots vacant as of the date hereof), and (ii) by the Advent Investor shall be Christopher Egan, Christopher Pike and Steven Tadler.

(c) So long as each Investor is entitled to designate at least one (1) director for appointment to the Board pursuant to Section 3.1(a) above, the Investors may, with the written consent of each Investor that has not Transferred (through one or more Transfers) more than ninety percent (90%) of its Initial Ownership Interest (excluding pro rata Transfers agreed to by the Investors and Transfers to Affiliates), jointly designate one or more Independent Directors to the Board at any time. Such Investors (referenced in the immediately preceding sentence), acting jointly, may immediately remove any Independent Director, as well as fill vacancies that remain open by not designating an Independent Director initially or that are created by reason of death, removal or resignation of any such Independent Director.

(d) In addition to any rights the Investors may have pursuant to Section 6.2, so long as the VCOC Investor beneficially owns at least five percent (5%) of its Initial Ownership Interest, and to the extent necessary for the Investor’s investment in the Share Equivalents to qualify as a “venture capital investment” under the Plan Asset Regulations, the VCOC Investor shall be permitted to designate one non-voting observer to the Board (a “Board Observer”) and any committee thereof and the board of directors or any committee thereof of any Subsidiary, who shall have the right to attend and observe, but not vote at, meetings of the Board and any committee thereof or the board of directors or any committee thereof of any Subsidiary, as applicable.

(e) Except as provided in Section 3.1(a), if the number of directors that an Investor has the right to designate to the Board is decreased pursuant to Section 3.1(a)(i) or Section 3.1(a)(ii), then the relevant director designees of such Investor shall automatically be removed from the Board without any further action of any party hereto, the number of members of the Board shall be reduced accordingly, and such Investor shall be immediately required to take any and all actions necessary or appropriate to cooperate in ensuring such outcome. Except as provided above, each Investor shall have the sole and exclusive right to immediately appoint and remove its respective designees to the Board, as well as the exclusive right to fill vacancies that remain open by not designating a director initially or that are created by reason of death, removal or resignation of such designees.

(f) Decisions of the Board shall require the approval of at least one director designated by each of the Investors that has not Transferred (through one or more Transfers) more than seventy-five percent (75%) of its Initial Ownership Interest (excluding pro rata Transfers agreed to by the Investors and Transfers to Affiliates). A quorum of the Board shall consist of a majority of the members of the Board and the presence of at least one Investor Director Designee for each of the Investors that has not Transferred (through one or more Transfers) more than seventy-five percent (75%) of its Initial Ownership Interest (excluding pro rata Transfers agreed to by the Investors and Transfers to Affiliates). The chairman of the Board shall be selected by Requisite Consent, and such chairman shall have such duties and authority as agreed in the Requisite Consent. The parties hereto agree to cause the Parent’s certificate of incorporation, bylaws or equivalent constituent documents to be consistent with the foregoing.

(g) The Parent shall, and each Investor shall use its reasonable best efforts to, cause the Board to maintain the following committees: (i) an Audit Committee, (ii) a Compensation Committee and (iii) any other committee as approved by Requisite Consent; provided, that the appointment of a committee and/or the delegation of board authority to a committee may be accomplished only with Requisite Consent. Each Stockholder having the right to appoint an Investor Director Designee shall, to the fullest extent permitted by applicable Law, have the right to representation on each committee; provided, that such Stockholder may, within its sole discretion, decide not to designate any of its Investor Director Designees to serve on one or more committees.

(h) To the extent elected by any Investor, the Parent and the Stockholders shall take all actions necessary (i) to cause the Persons constituting the Board to be designated as members of the board of directors of any of the Parent’s Subsidiaries; (ii) to cause the Persons designated as Board Observers to be designated as non-voting observers to the board of directors of the Parent and any of the Parent’s Subsidiaries and any committees thereof for so long as the

VCOC Investor is entitled to appoint a Board Observer pursuant to Section 3.1(d) hereof; and (iii) to cause the terms of Section 3.1(d) and Section 3.1(f) to be applied in respect of the boards of directors (and all committees thereof) of Parent and any of the Parent’s Subsidiaries. Notwithstanding anything that may be permitted pursuant to the constituent documents of the Parent or any of the Parent’s Subsidiaries, no Person shall take any action with respect to the Parent or any of the Parent’s Subsidiaries that would be inconsistent with the provisions of this Agreement.

(i) The Parent and its Subsidiaries shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or the board of directors of any of the Parent’s Subsidiaries, and any committees thereof, including without limitation travel, lodging and meal expenses.

(j) The Parent and its Subsidiaries shall obtain customary director and officer indemnity insurance on commercially reasonable terms which insurance shall cover each member of the Board and the members of each board of directors of each of the Parent’s Subsidiaries. The Parent and its Subsidiaries shall enter into director and officer indemnification agreements substantially in the form attached at Exhibit C hereto, with each of the Investor’s designees on any board.

Section 3.2. Matters Requiring Requisite Consent. Notwithstanding the provisions of Section 3.1, the Parent shall not take, and shall not cause or permit any of the Parent’s direct or indirect Subsidiaries, to take, or commit to take, any of the following actions without prior written Requisite Consent (which consent may, for the avoidance of doubt, but subject in all respects to the provisos at the end of this Section 3.1, be deemed given (i) on behalf of the GS Investors by a director designated by the GS Investors pursuant to Section 3.1 of this Agreement or (ii) on behalf of the Advent Investor by a director designated by the Advent Investor pursuant to Section 3.1 of this Agreement):

(a) the appointment of the chairman of the Board;

(b) the appointment of, or the approval of the retention, termination or change (including a change in responsibilities or material compensation) of any of the following officers of the Parent or the Company: the Chief Executive Officer, the Chief Financial Officer, the Executive Vice President of IT, the General Counsel, or the President of any of the following segments of the Company’s business - US Information Systems, International and Interactive;

(c) the approval of its annual budget (including operating and capital plans), business plan and any related material business policies, and any material amendments and deviations from any of the foregoing resulting from management decisions (including in particular with respect to (i) any individual capital expenditure of $1,000,000 in excess of the amount budgeted for such individual capital expenditure, (ii) aggregate capital expenditures of $5,000,000 in excess of the budget for all capital expenditures or (iii) any overrun from an annual operating plan of $5,000,000 in the aggregate for all operating expenditures); provided that, if the Requisite Consent is not obtained for any such budget, business plan, amendment or material deviation, the business plan or annual budget of the Company that most recently received the Requisite Consent shall remain in effect as the business plan or annual budget until the next business plan or annual budget obtains the Requisite Consent;

(d) incurring any Indebtedness, assuming, guaranteeing, endorsing or otherwise as an accommodation becoming responsible for the obligations of another person in excess of $5,000,000, other than ordinary course drawdowns under the Company’s revolver and any such action by the Company or any wholly owned Subsidiary, on the one hand, and another wholly owned Subsidiary or the Company, on the other, or making an amendment to the maturity date, aggregate principal amount, interest rate or other material terms of existing Indebtedness in excess of such amount;

(e) making (i) any loan, advance or capital contribution to (A) any person in an amount in excess of $1,000,000 (other than (1) advances in the ordinary course of business for services rendered and (2) loans permissible under the exceptions to Section 3.1(d)) or (B) any director, officer or employee of the Company or any of its Subsidiaries (other than advances for routine business or travel expenses) or (ii) any voluntary prepayments of existing Indebtedness in an amount in excess of $5,000,000, other than ordinary course prepayments under the Company’s revolver;

(f) (i) entering into any joint venture involving (A) an investment or contribution in excess of $1 million or (B) the entry into a new geographic or product market, or (ii) modifying the terms of any such joint venture in any respect that is material to the business of the Company and its Subsidiaries;

(g) any authorization or issuance of equity securities or instruments convertible into equity, excluding (i) issuance of any Shares in respect of any options issued under any equity incentive plan already approved pursuant to Section 3.2(h) hereof and (ii) issuances by (A) wholly owned Subsidiaries to the Company or another wholly owned Subsidiary or (B) joint ventures or non-wholly owned Subsidiaries to the extent that neither the Company nor any of its Subsidiaries has control over such issuance;

(h) the authorization of an equity incentive plan and the number of shares reserved thereunder and any material change to such plan, including any change to the number of reserved shares or interests;

(i) a Change in Control of the Parent or the Company;

(j) acquisitions (whether of stock or assets) or disposition outside the ordinary course of business of assets in each case in a transaction or series of related transactions (A) valued in excess of $5,000,000 or (B) that involves the acquisition of publicly traded securities or of a Person that has, or that involves the assumption by the Company or any Subsidiary of, an unfunded pension obligation;

(k) any IPO (and any material decision relating thereto);

(l) entering into, or the amendment or waiver in any material respect of, any contract that is or will be material to the Parent and its subsidiaries, taken as a whole, including without limitation, any agreement that restricts the ability of the Parent, the Company or any Affiliate of the Parent or the Company to compete in any business or any agreement that would grant registration rights to any party, other than customary piggyback registration rights granted to management;

(m) the settlement of any litigation, arbitration or administrative proceeding (A) involving amounts in excess of $1,000,000, (B) or which has had or could have an adverse reputational impact on the Advent Investor, the GS Investors or any of their respective Affiliates, (C) of a criminal nature or involving injunctive relief that could reasonably be expected to have a material adverse impact on the business of the Company and its Subsidiaries or (D) that results in the entry into a memorandum of understanding, consent decree or similar agreement, arrangement or understanding with a Governmental Authority;

(n) the dissolution, liquidation, bankruptcy, recapitalization or reorganization of the Parent or any Subsidiary of the Parent;

(o) the repurchase or redemption of any securities of the Parent or any of its Subsidiaries, declaration or payment of cash or other dividend or any other distribution on the capital stock of the Parent or any of its Subsidiaries, other than in shares of common stock of the Parent, and other than dividends or other distributions by a wholly-owned subsidiary to the Parent (subject to customary carve-outs such as employee stock repurchases, etc.);

(p) changing the number of directors of the Parent or the Company (other than automatic decreases pursuant to the sell-down provisions set forth herein);

(q) any transactions with any holder of Shares or Share Equivalents or other Affiliate, other than the Management Agreement (but including any fees charged pursuant to Section 2 of the Management Agreement);

(r) appointing or removing the independent auditors;

(s) appointing outside corporate legal counsel in connection with any matter or transaction that is strategic in nature or otherwise material to the Company and its Subsidiaries or any of the Company’s stockholders;

(t) any waiver or amendment of the charter or by-laws or similar constituent documents, other than ordinary course amendments of the foregoing that would be immaterial to each of the GS Investors and the Advent Investor; and

(u) any material change to the nature of the business of the Parent or any of its Subsidiaries, including the entry into any new lines of business or discontinuations of any existing line of business.

provided that it is understood and agreed that (x) the Requisite Consent requirement set forth in this Section 3.1 shall be deemed, for all purposes under this Agreement and applicable law, to have be exercised by each of the GS Investors and the Advent Investor as stockholders of the Company and not by the Investor Designees, notwithstanding the lead-in to this Section 3.1 permitting such designees to exercise these rights on behalf of each of the GS Investors and the Advent Investor and (y) at any meeting of the Board at which there is matter for consideration that requires the Requisite Consent to be given pursuant to this Section 3.1, there shall be an express acknowledgement at such meeting that the matter requires stockholder approval under this Section.

Section 3.3. Additional Management Provisions.

(a) To the extent permitted by antitrust, competition or any other applicable Law, each Stockholder agrees and acknowledges that the Investor Director Designees may share confidential, non-public information about the Parent and any of its Subsidiaries with the Investors and the Investors’ Affiliates and representatives.

(b) The Investors shall create a coordination committee (the “Coordination Committee”), which shall not be a committee of the Board, and will maintain such committee for so long as required pursuant to Section 4.1(c) or until disbanded with the written consent of each Investor. During the period following a Public Offering, the Coordination Committee shall, as provided in Section 4.1(c), facilitate coordination of (i) dispositions by the Investors pursuant to the Registration Right Agreement and/or Rule 144 of any securities of the Parent, its Subsidiaries or their successors held by the Investors, or (ii) any distributions of any securities of the Parent, its Subsidiaries or their successors by any Investor to its investors. Each Investor shall be permitted to designate one representative (who may, but need not, be a director of the Parent) to participate on the Coordination Committee, and shall be permitted to remove and replace such designee from time to time. The procedures governing the conduct of the Coordination Committee shall be established from time to time by the written consent of each Investor.

Section 3.4. VCOC Rights. Notwithstanding any provisions to the contrary contained herein, so long as the VCOC Investor, directly or indirectly, holds any Share Equivalents, the VCOC Investor shall have the right to individually exercise the rights granted to the GS Investors pursuant to this Article III. For the avoidance of doubt, all other provisions of this Agreement shall be interpreted and applied consistently with this Section 3.4.

ARTICLE IV

TRANSFER RESTRICTIONS

Section 4.1. General Restrictions on Transfers.

(a) No Stockholder may Transfer any of its Share Equivalents prior to the end of the Transfer Restriction Period without first obtaining Requisite Consent thereto; provided, that such prohibition shall not apply to Transfers (i) to Permitted Transferees in accordance with

Section 4.2, (ii) pursuant to, or consequent upon, the exercise of the drag-along rights set forth in Section 4.3 or (iii) pursuant to Section 4.1(g), or (iv) required by applicable Law, regulation or any order of a court or governmental agency. After the Transfer Restriction Period, a Stockholder may Transfer its Share Equivalents only in accordance with, and subject to the applicable provisions of, this Article IV. The parties hereto acknowledge that the limitations on Transfers of Share Equivalents set forth in this Article IV are reasonable and are in addition to any restrictions set forth in Article V or imposed by applicable Law.

(b) After a Public Offering, so long as the Investors in aggregate beneficially own at least fifty percent (50%) of the outstanding Shares, an Investor wishing to (i) Transfer any common stock of the Parent or any successor to the Parent pursuant to Rule 144 under the Securities Act, or otherwise, or (ii) distribute any common stock of the Parent or any successor to the Parent to such Investor’s investors, shall consult with the Coordination Committee prior to taking such action or entering into any definitive agreement with respect to such action, and shall use reasonable efforts to minimize any adverse impact to any other Investor in respect of such Transfer or distribution.

(c) Prior to a Public Offering, any Transferee of Share Equivalents (including Affiliates of any Stockholder) shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering such documents as may be necessary, in the reasonable opinion of the Board, to make such Person a party thereto, whereupon such Transferee will be treated as a Stockholder for all purposes of this Agreement. Notwithstanding the preceding sentence, except as provided in Section 3.1(a), no Transferee (other than an Affiliate of a Stockholder admitted pursuant to Section 4.2) shall acquire any of the rights provided in Article III hereof by reason of a Transfer without Requisite Consent.

(d) Any purported Transfer of Share Equivalents, other than in accordance with this Agreement, shall be null and void, and the Parent shall refuse to recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership of Share Equivalents pursuant to any such Transfer.

(e) No Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Share Equivalents or enter into any agreements or arrangements of any kind with any Person with respect to any Share Equivalents inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Key Individuals or holders of Share Equivalents who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Share Equivalents.

(f) Notwithstanding any provisions of Article IV, except in connection with a Drag-Along Transfer, in no event shall any Stockholder knowingly Transfer any of its Share Equivalents, whether during or after the Transfer Restriction Period, to any Person (including an Affiliate) reasonably determined by the written consent of each Investor that has not Transferred (through one or more Transfers) more than ninety percent (90%) of its Initial Ownership Interest (excluding pro rata Transfers agreed to by the Investors and Transfers to Affiliates) to be (i) a

competitor of the Parent or any of its Subsidiaries, or otherwise adverse to the Parent or any of its Subsidiaries, or (ii) a strategic investor (any Person described in sub-sections (i) or (ii), an “Adverse Person”); provided, that, for the avoidance of doubt, a Stockholder Transferring Share Equivalents to the public following a Public Offering (x) in a registered public offering or (y) pursuant to Rule 144 under the Securities Act shall not be deemed to have “knowingly” Transferred Share Equivalents to an Adverse Person for purposes of this Section 4.1(f). In addition, no Stockholder shall be entitled to Transfer any Share Equivalents or any other rights under this Agreement (including to an Affiliate) at any time unless the Investors are reasonably satisfied that such Transfer would not:

(i) violate the Securities Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Parent or the Share Equivalents;

(ii) cause the Parent to become subject to the registration requirements of the Investment Company Act;

(iii) cause the Parent to become subject to the registration requirements of Section 12(g) of the Securities Act; or

(iv) be a non-exempt “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Parent to constitute “plan assets” under ERISA or Section 4975 of the Code.

(g) In the event that any GS Investor reasonably determines that it has a Regulatory Concern, each of the Parent and the Advent Investor agree to take such actions as are reasonably requested by such GS Investor in order (A) to effectuate and facilitate any Transfer by such GS Investor of any Shares of the Parent then held by such GS Investor to any Affiliate of such GS Investor or any third party reasonably acceptable to the Parent and the Advent Investor; provided, however, that any such transfer must be made in accordance with applicable United States federal and state securities Laws and all regulatory requirements to which the Parent is then subject, (B) to permit such GS Investor (or any of its Affiliates) to exchange all or any portion of the voting securities then held by such Person on a share-for-share basis for shares of a class or series of non-voting securities of the Parent, which non-voting securities shall be identical in all material respects to such voting securities (provided that such non-voting securities may be of a different class or series of stock than the voting securities then held by the GS Investor), except that such new securities shall be non-voting and shall be convertible into voting securities on such terms as are requested by such GS Investor in light of regulatory considerations then prevailing and reasonably acceptable to the Parent, or (C) otherwise restructure its investment in a manner that is reasonably acceptable to the Parent and the Advent Investor. If any GS Investor elects to Transfer Shares in order to avoid a Regulatory Concern to an Affiliate, such Affiliate shall enter into such mutually acceptable agreements as such Affiliate may reasonably request in order to assist such Affiliate in complying with Laws to which it is then subject. Simultaneously with the consummation of any transfer described above, the applicable GS Investor will cause the Affiliate transferee to execute a joinder to this Agreement pursuant to which such Affiliate transferee will agree to be bound by all of the rights, obligations and other terms of this Agreement. Any such Affiliate transferee will be deemed a “Permitted Transferee” hereunder.

(h) Except as provided in Article V and subject to Section 4.3(k) hereof, any Stockholder that proposes to Transfer Share Equivalents in accordance with the terms and conditions hereof shall be responsible for any expenses incurred by the Parent in connection with such Transfer.

Section 4.2. Permitted Transferees.

(a) Subject to Section 4.1(e) and Section 4.1(g), any Stockholder may at any time Transfer any or all of its Share Equivalents to a Permitted Transferee without the consent of any Person, so long as such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement by executing a joinder agreement in the form of Exhibit A attached hereto (“Joinder Agreement”). Such Stockholder must give prior written notice to the Parent of any proposed Transfer to a Permitted Transferee, including the identity of such proposed Permitted Transferee and such other information reasonably requested by the Parent to ensure compliance with the terms of this Agreement and the Parent shall be entitled to condition any such Transfer on receipt of an opinion of counsel reasonably acceptable to the Parent that such Transfer is exempt from the registration requirements of the Securities Act.

(b) If, while a Permitted Transferee holds any Share Equivalents, a Permitted Transferee ceases to qualify as a Permitted Transferee in relation to the initial transferor Stockholder from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial transferor Stockholder received such Share Equivalents or becomes an Adverse Person (an “Unwinding Event”), then the relevant initial transferor Stockholder:

(i) shall forthwith notify the Investors and the Parent of the pending occurrence of such Unwinding Event; and

(ii) shall take all actions necessary prior to such Unwinding Event to effect a Transfer of all the Share Equivalents held by the relevant Permitted Transferee either back to such Stockholder or, pursuant to this Section 4.2, to another Person which qualifies as a Permitted Transferee of such initial transferring Stockholder.

Section 4.3. Drag-Along Rights.

(a) At any time prior to an IPO, in connection with a Change of Control approved by Requisite Consent pursuant to Section 3.2(i), the Investors (together, the “Selling Stockholders”) may exercise drag-along rights in accordance with the terms, conditions and procedures set forth herein (the “Drag-Along Transfer”).

(b) The Selling Stockholders shall promptly give written notice (a “Drag-Along Notice”) to each other Stockholder and each Key Individual (together, the “Drag-Along Stockholders” and each, a “Drag-Along Stockholder”) not later than fifteen (15) days prior to the consummation of the Drag-Along Transfer of any election by the Selling Stockholder to exercise their drag-along rights under this Section 4.3, setting forth the name of the Transferee, the total number of Share Equivalents proposed to be Transferred by the Selling Stockholders, the proposed amount and form of consideration for such Share Equivalents, and all other material terms and conditions of the Drag-Along Transfer. Such notice shall also specify the number of Share Equivalents such Drag-Along Stockholder shall be required to transfer, up to such Drag-Along Stockholder’s Pro Rata Portion of Share Equivalents. With respect to any Shares for which a Drag-Along Stockholder holds vested and exercisable but unexercised Options, to the extent that such Shares are to be sold pursuant to this Section 4.3, the price per Share shall be reduced by the exercise price of such Options. Any transfer of Share Equivalents by a Drag-Along Stockholder pursuant to the terms hereof shall be at the price per Share Equivalent specified in the Drag-Along Notice and all Stockholders shall receive the same form of consideration in connection with a Drag-Along Transfer.

(c) Each Drag-Along Stockholder must agree (i) to make the same representations, warranties, covenants, indemnities and agreements as made by the Selling Stockholders in connection with the Drag-Along Transfer (other than any non-competition or similar agreements or covenants that would bind the Drag-Along Stockholder or its Affiliates), and (ii) to the same terms and conditions to the transfer as the Selling Stockholders agree. Notwithstanding the foregoing, however, all such representations, warranties, covenants, indemnities and agreements shall be made by each Selling Stockholder and Drag-Along Stockholder severally and not jointly and any liability for breach of any representations and warranties related to the Parent (which shall exclude, for the sake of clarity, all representations and indemnities concerning such Selling Stockholder’s title to its Share Equivalents and authority, power and right to enter into and consummate the Transfer without contravention of any law or agreement which representations and warranties shall be personal to such Selling Stockholder and also several and not joint)) shall be allocated among each Selling Stockholder and Drag-Along Stockholder pro rata based on the relative number of Share Equivalents Transferred by each of them, and the aggregate amount of liability for each such Selling Stockholder and Drag-Along Stockholder shall not exceed the U.S. dollar value of the total consideration to be paid by the Transferee to such Selling Stockholder or Drag-Along Stockholder, respectively. If the Investors are transferring less than all of the Share Equivalents held by the Investors, then each Key Individual will transfer a number of Share Equivalents and/or Options (as may be provided in a Drag-Along Notice by the applicable Investors, in their sole discretion) equal to the product of the following: (x) the number of Share Equivalents (including any Shares issued in respect of exercised Options or issuable upon the exercise of Options to the extent such Options are then vested and exercisable) and/or Options beneficially owned by such Key Individual multiplied by (y) a fraction, the numerator of which is the aggregate number of Share Equivalents being transferred by the Investors and the denominator of which equals the aggregate number of Share Equivalents beneficially owned by the Investors.

(d) All Stockholders shall cooperate in, and shall take all actions that the Selling Stockholders deem reasonably necessary or desirable to consummate the Drag-Along Transfer, including, without limitation, as applicable, (i) voting their respective Share Equivalents (or executing and delivering any written consents in lieu thereof) in favor of the Drag-Along Transfer and all actions deemed necessary or appropriate by the Selling

Stockholders in connection with the Drag-Along Transfer, including voting to approve a Drag-Along Transfer if such Drag-Along Transfer is structured as a merger or a sale of all or substantially all of the assets of the Parent, and against any action or proposal that may prevent, hinder or impede the consummation of the Drag-Along Transfer, (ii) to the extent permitted by applicable Law, waiving any dissenters’ or appraisal rights to which they may be entitled in connection with the Drag-Along Transfer, (iii) entering into agreements with the Drag-Along Buyer on terms substantially identical to those (if any) entered into between the Drag-Along Buyer and the Selling Stockholders, and (iv) selling such Stockholder’s Pro Rata Portion of the Share Equivalents being sold.

(e) Solely for purposes of Section 4.3(c) and Section 4.3(d) and in order to secure the performance of each Drag-Along Stockholder’s obligations under Section 4.3(c) and Section 4.3(d), each Drag-Along Stockholder hereby irrevocably appoints each of the Selling Stockholders as the attorney-in-fact and proxy of such Drag-Along Stockholder (with full power of substitution) to vote, provide a written consent or take any other action with respect to its Shareholder Equivalents as described in this paragraph, which proxy shall become effective immediately and without further action by such Drag-Along Stockholder upon receipt by it or by the Selling Stockholders (and delivery to such Drag-Along Stockholder) of a signed letter of intent or other commitment from a qualified Drag Along Transfer Person to pursue a Drag Along Transfer based on specific terms and conditions outlined in such letter of intent or other commitment, including, without limitation, a final purchase price or purchase price formula or other definitive consideration. Such proxy shall be irrevocable and coupled with an interest, and each Drag-Along Stockholder shall take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by it with respect to the matters set forth in Section 4.3(c) and Section 4.3(d) with respect to the Share Equivalents owned by such Drag-Along Stockholder.

(f) If any Drag-Along Stockholder fails to transfer the Share Equivalents to be sold pursuant to this Section 4.3 to the applicable acquirer of such Share Equivalents (the “Drag-Along Buyer”), the Selling Stockholders may, at their option, in addition to all other remedies they may have, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Share Equivalents with any national bank or trust company having combined capital, surplus and undivided profits in excess of $500 million (the “Escrow Agent”), and thereupon all of such Drag-Along Stockholder’s rights in and to such Share Equivalents shall terminate. Thereafter, upon delivery to the Parent by such Drag-Along Stockholder of appropriate documentation evidencing the transfer of such Share Equivalents to the Drag-Along Buyer, the Selling Stockholders shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Parent) to such Drag-Along Stockholder.

(g) In connection with a Drag-Along Transfer, if requested by a majority of the members of the Board, the Parent will promptly engage, on customary terms (including customary indemnification from the Parent), a nationally recognized investment banking firm selected by the Selling Stockholders to provide financial advisory services to the Parent, the Selling Stockholders and the other Stockholders, and the Companies shall pay the fees and expenses of such investment banking firm.

(h) In connection with a Drag-Along Transfer, the Parent will, if applicable, enter into a definitive agreement with the proposed transferee(s) providing for such Transfer and make and agree to representations, warranties, covenants and indemnities and other similar agreements that are reasonable and customary for negotiated transactions of the type contemplated by such Transfer.

(i) The Parent agrees to cooperate with any Stockholder and any proposed transferee, and their respective advisors, to facilitate and effect any Drag-Along Transfer and, upon the request of any Selling Stockholder, subject to any proposed transferee executing a reasonably satisfactory confidentiality agreement with the Parent, the Parent will, and will cause its and its Subsidiaries’ employees and personnel to, use its and their reasonable best efforts to facilitate and support any due diligence process being undertaken in connection with such proposed Drag-Along Transfer.

(j) The Parent and the Stockholders will cooperate in the obtaining of all governmental and third-party approvals and consents reasonably necessary or desirable to consummate such Drag-Along Transfer.

(k) All reasonable costs and expenses incurred by the Stockholders or the Parent in connection with any proposed Drag-Along Transfer (whether or not consummated), including all attorneys fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Parent.

ARTICLE V

REGISTRATION RIGHTS

The Parent shall grant to each of the Stockholders and certain members of senior management of the Parent or its Subsidiaries the registration rights set forth in the Registration Rights Agreement in Exhibit B hereto.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1. Financial Statements and Reports; Inspection.

(a) The Parent shall provide to the Investors and any of their Permitted Transferees which beneficially owns at least 2% of the outstanding Shares: (i) (A) monthly financial statements of the Parent and its Subsidiaries, (B) a reasonably detailed description of any investment, including the material terms thereof, made by the Parent during such month on behalf of itself no later than thirty (30) days following the applicable month end, (C) quarterly financial statements of the Parent and its Subsidiaries no later than forty-five (45) days following the applicable quarter end, and (D) unaudited annual financial statements of the Parent and its Subsidiaries no later than sixty (60) days following the applicable fiscal year end, and, if requested by an Investor, audited financial statements of the Parent and its Subsidiaries within ninety (90) days following the applicable fiscal year end, (ii) to the extent not included in the preceding clause (i), the information required to be provided to VCOC Entities pursuant to Section 6.2; and (iii) such other information as may reasonably be requested by an Investor or as is otherwise required by Law; provided, that each such Investor or Permitted Transferee agrees to (x) hold any information regarding the Parent or its Subsidiaries received pursuant to this Agreement and the information rights in this Section 6.1(a) in confidence in accordance with Section 6.14 below, (y) not divulge any such information to any third party, and (z) not use such information, except in connection with monitoring his, her or its investment in the Parent or to the extent such information is publicly available.

(b) The Parent shall permit each Stockholder to visit and inspect the properties of the Parent and its Subsidiaries, including their corporate and financial records, and to discuss their business and finances with officers of the Parent and its Subsidiaries. The Parent shall be required to provide full access to the GS Investors, the Advent Investor and their respective representatives to all the books and records of the Parent and its Subsidiaries and their respective businesses, including without limitation the right to examine and audit any of such books and records and to make copies therefrom.

Section 6.2. Additional VCOC Rights. For so long as the VCOC Investor, directly or indirectly, continues to hold any Share Equivalents, without limitation or prejudice of any of the rights provided to the Stockholders hereunder, the Parent and its Subsidiaries shall provide the VCOC Investor with all information and access rights necessary to qualify the VCOC Investor’s investment in the Share Equivalents as a “venture capital investment” within the meaning of the Plan Asset Regulations, and the Parent and its Subsidiaries shall enter into a customary VCOC management rights letter in the form of Exhibit D hereto.

Section 6.3. Further Assurances. From time to time, at the reasonable request of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 6.4. Legend on Share Certificates.

(a) The certificates representing the Share Equivalents shall include an endorsement typed conspicuously thereon of the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, RESOLD, ASSIGNED, TRANSFERRED PLEDGED OR HYPOTHECATED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED.

IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A MAJOR STOCKHOLDERS’ AGREEMENT DATED AS OF APRIL 30, 2012 (AS MAY BE AMENDED FROM TIME TO TIME) AND MAY NOT BE VOTED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”

In the event that any Share Equivalents shall become freely tradable under the securities Laws, the Parent shall, upon the written request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the first paragraph of the legend required by this Section 6.4. In the event that any Share Equivalents shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Parent shall, upon the request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the second paragraph of the legend required by this Section 6.4.

(b) All certificates for Share Equivalents hereafter issued, whether upon transfer or original issue, shall be endorsed with a like legend.

Section 6.5. No Promotion. The Parent agrees that it will not, without the prior written consent of the applicable Affiliate of the GS Investors or the applicable Affiliate of the Advent Investor, as the case may be, in each instance, (a) use in advertising, publicity, or otherwise the name of Goldman, Sachs & Co., Advent International Corporation or any of their respective Affiliates, or any partner or employee of any such Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman, Sachs & Co., Advent International Corporation, or any of their respective Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Parent has been approved or endorsed by Goldman, Sachs & Co., Advent International Corporation, or any of their respective Affiliates.

Section 6.6. Exculpation Among Investors. Each Stockholder acknowledges that it is not relying upon any person, firm or corporation, other than the Parent and its officers and directors, in making its investment or decision to invest in the Parent. Each Stockholder agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

Section 6.7. No Fiduciary Duty; Investment Banking Services. The parties hereto acknowledge and agree that nothing in this Agreement shall create a fiduciary duty of Goldman, Sachs & Co. or any of its Affiliates or Advent International Corporation or any of its Affiliates to the Parent or the Stockholders. Notwithstanding anything to the contrary herein or any actions or omissions by representatives of Goldman, Sachs & Co. or any of its Affiliates or

Advent International Corporation or any of its Affiliates in whatever capacity, including as a director or observer to the Board, it is understood that Goldman, Sachs & Co. or any of its Affiliates or Advent International Corporation or any of its Affiliates is not acting as a financial advisor, agent or underwriter to the Parent or any of its Affiliates or otherwise on behalf of the Parent or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

Section 6.8. Obligation to Update Investors. The Parent shall keep the Investors informed, on a current basis, of any events, discussions, notices or changes with respect to any tax (other than ordinary course communications which could not reasonably be expected to be material to the Parent), criminal or regulatory investigation or action involving the Parent or any of its Subsidiaries, and shall reasonably cooperate with the Investors, their members and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).

Section 6.9. Logo of the Parent and its Subsidiaries. The Parent grants the Investors permission to use the Parent’s and its Subsidiaries’ names and logos in the Investors’ or their respective Affiliates’ marketing materials. The Investors or their respective Affiliate, as applicable, shall include a trademark attribution notice giving notice of the Parent’s or its Subsidiaries’ ownership of its trademarks in the marketing materials in which the Parent’s or its Subsidiaries’ names and logos appear.

Section 6.10. Regulatory Matters.

(a) Each Investor hereby agrees to use its reasonable best efforts to supply and provide information that is accurate in all material respects to any governmental authority requesting such information in connection with filings or notifications relating to any acquisition, disposition and change of control transaction (including by way of merger, consolidation, tender offer or exchange offer or otherwise) involving the Parent and its Subsidiaries.

(b) Notwithstanding the foregoing, (i) if any governmental authority requests the disclosure of personal financial information of any person (“Financial Information”); or (ii) if necessary for an Investor to comply with or to avoid a potential violation of (A) any applicable Law or regulation or (B) any order of a court or governmental agency having jurisdiction over such Investor, then, in each case, either Investor shall be entitled to restructure its investment structure relating to such transaction (including potentially altering or reducing voting or governance rights of one or more acquisition vehicles) so long as such restructuring (x) is designed in such a manner as to have a reasonable likelihood of causing the governmental authority to withdraw its request for Financial Information or ensuring compliance with or avoiding the potential violation of the applicable Law, regulation or court or governmental agency order, as the case may be, (y) is not reasonably likely to adversely impact any other Investor in any manner, including, without limitation, increasing any other Investor’s regulatory filing requirements, and (z) is not reasonably likely to adversely impact the timing of the closing of such transaction or the likelihood of receipt of the requisite regulatory approvals in any manner.

Section 6.11. Expenses. The Parent will pay (or cause to be paid) to an Investor (or an Affiliate thereof) on demand all Reimbursable Expenses whether incurred prior to or following the date of this Agreement; provided, however, notwithstanding the foregoing, the Advent Investor shall be solely responsible for payment of the fees and expenses of Evercore Partners L.L.C. and Harry Gambill (the “Fees”) as follows: (a) the Advent Investor will pay in the aggregate to the Parent for the purchase of its Shares pursuant to their Subscription Agreement an additional amount equal to the Fees over the amount that the GS Investors have funded in the aggregate to purchase their Shares pursuant to their Subscription Agreement and (b) for the sake of clarity, in no event will additional Shares be issued for the incremental capital contribution by the Advent Investor that is described in clause (a), but rather such Investors will just pay a higher amount per Share than the GS Investors and each of the Advent Investor, on the one hand, and the GS Investors, on the other, will hold an equal number of such Shares on the date hereof. As used herein, “Reimbursable Expenses” means, subject to the proviso to the immediately preceding sentence, all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of, and any amounts paid in respect of indemnities in favor of, any attorneys, accountants, consultants and other third parties engaged to represent the Parent and/or the Investors collectively) incurred by such Investor or an Affiliate thereof following the consummation of the Merger (i) on behalf of the Parent or for the benefit of the Investors collectively, (ii) in connection with any services provided by such Investor or its Affiliates to the Parent or any of its Affiliates from time to time or (iii) in connection with such Investor’s enforcement of rights or taking of actions under this Agreement, the Merger Agreement, the constitutive documents of the Parent or any of its Subsidiaries, or any transaction or agreement to which the Parent or any of its Subsidiaries is a party. Notwithstanding the foregoing, the Investors and Parent are entering into the Management Agreement, the terms of which shall govern any expenses incurred therewith.

Section 6.12. Indemnity and Liability.

(a) Parent hereby indemnifies and agrees to exonerate and hold each of the Investors and each of its respective shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees, representatives, and agents and each of the partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees, representatives, and agents of each of the foregoing (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement and may specifically enforce Parent’s obligations hereunder, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and expenses or any other amounts in connection therewith, including without limitation all actual out-of-pocket attorneys’ fees and expenses (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, arising out of, or in any way relating to (i) the Merger Agreement or the transactions contemplated by the Merger Agreement, (ii) operations of, or services provided by, any Investor to Parent or any member of the Company Group from time to time (including but not limited to under the Management Agreement), (iii) this Agreement, except for any breach of this Agreement by such Investor or such Investor’s respective Indemnitee, or (iv) any claim, cause of action or suit against the Investor or any Indemnitee solely by reason of the Investor’s status as a stockholder of the Company and which arises out of or relates to actions, liabilities or losses of the Company or its Subsidiaries, but not including any Indemnified Liabilities arising from or primarily related to such Indemnitee’s willful misconduct, fraud or gross negligence. If and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, Parent hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For purposes of this Section 6.12, none of the circumstances described in the limitations contained in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by Parent, then such payments shall be repaid by such Indemnitee to Parent.

(b) Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim, suit, investigation or proceeding in which Parent, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of Parent and to control its own defense of such action, claim, suit, investigation or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between Parent, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. Parent agrees that it will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, suit, investigation, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, suit, investigation, action or proceeding.

(c) The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. Parent hereby agrees that it is the indemnitor of first resort (i.e., its obligations to any Indemnitee under this Agreement are primary and any obligation of any Investor (or any affiliate thereof (other than Parent)) to provide advancement or indemnification for the same Indemnified Liabilities (including all interest, assessment and other charges paid or payable in connection with or in respect of such Indemnified Liabilities) incurred by Indemnitee are secondary), and if any Investor (or any affiliate thereof other than Parent) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, bylaws or charter) with any Indemnitee, then (i) such Investor shall be fully subrogated to all rights of Indemnitee with respect to such payment, and (ii) Parent shall reimburse such Investor (or such other affiliate) for the payments actually made. Parent hereby unconditionally and irrevocably waives, relinquishes and releases (and covenants and agrees not to exercise, and to cause each member of the Company Group not to exercise), any claims or rights that Parent may now have or hereafter acquire against any Indemnitee (in any capacity) that arise from or relate to the existence, payment, performance or enforcement of Parent’s obligations under this Agreement or under any indemnification obligation (whether pursuant to any other contract, any organizational document or otherwise), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Indemnitee against any Indemnitee, whether such claim, remedy or right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from any Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right. None of the Indemnitees will be liable to Parent or any member of the Company Group for any act or omission suffered or taken by such Indemnitee that does not constitute willful misconduct.

Section 6.13. Compliance Covenants. For so long as the GS Investors (together with any Affiliates) are deemed to control the Parent for purposes of any Banking Regulation, the parties hereto agree as follows:

(a) Policies and Procedures. As promptly as reasonably practicable after the date hereof, the Parent shall, and shall cause its Subsidiaries to, establish, maintain and enforce policies and procedures for compliance with (i) the policies and procedures of the GS Investors and their Affiliates, and (ii) any other Laws applicable to the Parent or its Subsidiaries. The foregoing policies and procedures shall be acceptable in form and substance to the GS Investors and their Affiliates. The GS Investors shall be entitled to require implementation of, or revisions to, the Parent policies and procedures at any time.

(b) Parent Consumer Disclosure. Upon request of the GS Investors, the Parent shall, and shall cause its Subsidiaries to, provide to the GS Investors copies of all marketing materials, terms and conditions, website disclosures, and any other document that includes legal disclosure relating to consumers (collectively, “Consumer Disclosures”). The Parent shall revise the Consumer Disclosures at any time upon the request of the GS Investors.

(c) Consent Requirements. The Parent shall not, and shall cause its Subsidiaries not to, without the prior affirmative written approval of the GS Investors expand the nature of the activities of the Parent or its Subsidiaries (including entering into new lines of business) beyond the nature of activities conducted as of the date hereof.

(d) Obligation to Update GS Investors. The Parent shall provide the GS Investors with prompt written notice of, and copies of any available documents related to:

(i) Any criminal or regulatory investigation, proceeding or other action involving the Parent or any of its Subsidiaries;

(ii) Any event or occurrence with respect to the Parent or any of its Subsidiaries that would, or could reasonably be expected to, result in adverse legal, regulatory or reputational consequences for the Parent, its Subsidiaries or the GS Investors and their Affiliates;

(iii) Any violation or breach of any policy or procedure set forth in Section 6.13(a) hereof;

(iv) Any violation of any policies or standard procedures regarding customer interactions or discipline of personnel; and

(v) Any regulatory, legal or internal control deficiencies at the Parent or any of its Subsidiaries noted by the Parent, any of its Subsidiaries, or any governmental authority having jurisdiction over the GS Investors and their Affiliates, the Parent or any of its Subsidiaries, whether as a result of an internal or external audit, in a report of regular examination by a Governmental Entity or otherwise.

(e) The Parent shall, and shall cause its Subsidiaries to, take all actions that the GS Investors may reasonably request to cause any legal, regulatory or internal control deficiencies and violations of policies and procedures to be promptly remedied.

(f) The Parent shall not, and shall cause its Subsidiaries not to, purchase or otherwise acquire any shares of capital stock, or securities convertible into or exchangeable for shares of capital stock, of any bank or other depositary institution.

(g) The Parent shall reasonably cooperate with the GS Investors, their members and their respective Affiliates in an effort to avoid or mitigate any cost or criminal, legal or regulatory consequences to the GS Investors and their Affiliates that might arise from any such investigation, proceeding, other action, event, occurrence, violation, or breach described in Section 6.13(a) (including by permitting representatives of the GS Investors to review written submissions in advance, attend meetings with authorities and coordinate and provide assistance in meeting with regulators).

(h) Access to Information and Personnel; Regulatory Examinations. The Parent shall, and shall cause its Subsidiaries to, provide the GS Investors or the Advent Investor, or any governmental authority having jurisdiction over the GS Investors and their Affiliates or the Parent full access to all books, records, policies and procedures, internal audit and compliance reports, and to officers, personnel, accountants, counsel and other representatives of the Parent and its Subsidiaries and their respective businesses, whether located in the U.S. or outside the U.S., including without limitation the right to audit any of such books, records, policies and procedures, and reports and to make copies therefrom. The Parent shall provide the GS Investors or the Advent Investor with access to any materials viewed by any governmental authority if requested by the GS Investors or the Advent Investor.

(i) Annual Compliance Certificate. The Parent shall prepare and deliver to the GS Investors and Advent Investor a compliance certificate, in the form attached hereto as Schedule B, within one (1) month after the end of each calendar year. The GS Investors may amend the form of compliance certificate from time to time.

Section 6.14. Confidentiality. Each Stockholder shall maintain the confidentiality of any confidential and proprietary information of the Parent and its Subsidiaries (“Proprietary Information”) using the same standard of care, but in no event less than reasonable care, as it applies to its own confidential information, except (i) for any Proprietary Information which is publicly available (other than as a result of dissemination by such Stockholder) or a matter of public knowledge generally, (ii) if the release of such Proprietary Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, following delivery of prior written notice to the Parent (to the extent permitted under applicable Law), or (iii) for Proprietary Information that was known to such Stockholder prior to its disclosure by the Parent, or becomes known by such Stockholder, in each case on a non-confidential basis, without, to such Stockholders’ knowledge, breach of any third party’s confidentiality obligations. Each Stockholder further acknowledges and agrees that it shall not disclose any Proprietary Information to any Person, except that Confidential Information may be disclosed:

(i) to its and its Affiliates’ directors, officers, employees, stockholders, members, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in the normal course of the performance of their duties or to any financial institution providing credit to such Stockholder;

(ii) to any Person to whom such Stockholder is contemplating a Transfer of its Share Equivalents; provided that such Transfer would not be in violation of the provisions of this Agreement and such potential transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement consistent with the provisions hereof;

(iii) to any regulatory authority to which the Stockholder or any of its Affiliates is subject or with which it has regular dealings in connection with a general regulatory inquiry not specifically targeted at the Company; provided that to the extent legally permissible and practicable, the Stockholder give prior notice of such disclosure to the Company, and provided further, that such authority is advised of the confidential nature of such information;

(iv) to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses that the Parent, its Affiliates or its Representatives have provided to such Shareholder relating to such tax treatment and tax structure); provided that the foregoing does not constitute an authorization to disclose the identity of any existing or future party to the transactions contemplated by this Agreement or their Affiliates or Representatives, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information; or

(v) if the prior written consent of the Board shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Proprietary Information in connection with the assertion or defense of any claim by or against the Parent or any Stockholder.

Section 6.15. Certain Other Matters.

(a) Neither the Parent nor any of its Subsidiaries shall enter into any contract, agreement, arrangement or understanding containing any provision or covenant that purports to, or could reasonably be expected to, limit in any respect the ability of any Investor or any of their respective Affiliates or portfolio companies to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business, (iii) compete with or obtain products or services from any Person or (iv) provide products or services to the Company or any of its Subsidiaries (other than the consent requirements set forth in Section 3.2(q) of this Agreement).

(b) From and after the date hereof, neither the Parent nor any of its Subsidiaries shall, without the prior written consent of the relevant Investor, (i) use in advertising, publicity, or otherwise the name of such Investor or any of its Affiliates, or any partner or employee of such Investor or any of its Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by such Investor or any of its Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by the Parent or any Subsidiary has been approved or endorsed by any Investor or any of such Investor’s Affiliates.

(c) Notwithstanding anything in this Agreement, none of the provisions of this Agreement, other than the confidentiality provisions contained herein, shall in any way limit any Affiliate or portfolio company of any Investor from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business. Notwithstanding anything to the contrary set forth in this Agreement, the restrictions contained in this Agreement shall not apply to any Share Equivalents acquired by any of Affiliates of the GSCP Investor following the IPO in the ordinary course of such Affiliates other businesses and other than for investment purposes.

ARTICLE VII

ADDITIONAL PARTIES

Section 7.1. Additional Parties. Additional parties may be added to and be bound by and receive the benefits afforded by this Agreement upon the signing and delivery of a counterpart of this Agreement by the Parent and the acceptance thereof by such additional parties and, to the extent permitted by Section 8.6, amendments may be effected to this Agreement reflecting such rights and obligations, consistent with the terms of this Agreement, of such party as the Investors and such party may agree.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Freedom to Pursue Opportunities.

(a) The parties expressly acknowledge and agree that: (i) each of the Investors, their respective Affiliates and associated funds, including directors and officers of the Parent, has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Parent or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other Person, including those lines of business deemed to be competing with the Parent or any of its Subsidiaries; (ii) none of the Parent, any of its Subsidiaries or any Stockholder shall have any rights in and to the business ventures of any Investor, its Affiliates and associated funds, including directors and officers of the Parent, or the income or profits derived therefrom; (iii) each of the Investors, their respective Affiliates and associated funds, including directors and officers of the Parent, may do business with any potential or actual customer or supplier of the Parent or any of its Subsidiaries or may employ or otherwise engage any officer or employee of the Parent or any of its Subsidiaries; and (v) in the event that an Investor, director or officer of the Parent, any of such Investor’s respective Affiliates or associated funds acquires knowledge of a potential transaction or matter that may be an opportunity for the Parent, any of its Subsidiaries, or any other Stockholder, such Investor, director or officer of the Parent, such Investor’s Affiliates or associated funds shall have no fiduciary duty or other duty (contractual or otherwise) to communicate or present such opportunity to the Parent, any of its Subsidiaries, any other Stockholder, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Parent, any of its Subsidiaries, any other Stockholder (and their respective Affiliates) for breach of any fiduciary duty or other duty (contractual or otherwise) by reason of the fact that such Investor,

Affiliate, associated fund, director or officer directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Parent, any of its Subsidiaries, or any other Stockholder. For the avoidance of doubt, this Section 8.1 shall not apply to any directors of the Parent or any of its Subsidiaries that are not also Investor Director Designees. For the avoidance of doubt, any actions taken, directly or indirectly, by any publicly traded Controlled Affiliate (or any of its officers, directors or employees) of an Investor shall not be deemed to be an action taken by such Investor.

(b) Each Stockholder (for itself and on behalf of the Parent) hereby, to the fullest extent permitted by applicable Law, acknowledges and agrees that, (i) in the event of any conflict of interest between the Parent or any of its Subsidiaries, on the one hand, and any Stockholder, on the other hand, such Stockholder (or the Investor Director Designees appointed by such Stockholder acting in their capacity as a director) may act in such Stockholder’s best interest and (ii) no Stockholder (or the Investor Director Designees appointed by such Stockholder acting in their capacity as a director), shall be obligated (A) to reveal to the Parent or any of its Subsidiaries confidential information belonging to or relating to the business of such Stockholder or (B) to recommend or take any action in its capacity as such Stockholder or Investor Director Designee, as the case may be, that prefers the interest of the Parent or any of its Subsidiaries over the interest of such Stockholder or Investor Director Designee, as the case may be.

Section 8.2. Entire Agreement. This Agreement, together with the Registration Rights Agreement at Exhibit B hereto, the Subscription Agreements, the Management Agreement and all of the other exhibits, annexes and schedules hereto and thereto constitute the entire understanding and agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including, without limitation, the by-laws of any company, this Agreement shall govern as among the parties hereto.

Section 8.3. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State.

(b) Any claim, action, suit or proceeding (whether in contract or tort) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

(c) Subject to applicable Law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable Law, each party agrees that service of process on such party as provided in Section 8.10 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, TO THE EXTENT NO PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 8.4. Obligations; Remedies. The Parent and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that the Parent or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

Section 8.5. Consent of the Investors. If any consent, approval or action of the Investors is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Shares held by the Investors at such time provide such consent, approval or action in writing at such time, unless this Agreement provides for more specific consent requirements of the Investors with respect to such consent, approval or action.

Section 8.6. Amendment and Waiver.

(a) The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by the written consent of each Investor that has not Transferred (through one or more Transfers) more than ninety percent (90%) of its Initial Ownership Interest (excluding pro rata Transfers agreed to by the Investors and Transfers to Affiliates); provided that any amendment, modification or waiver that disproportionately and adversely affects any Investor that has Transferred more than 90% of its Initial Ownership Interest as compared to any other Investor shall also require the written consent of such adversely affected Investor. If requested by the Investors, the Parent agrees to execute and deliver any amendments to this Agreement to the extent so requested by the Investors in connection with the addition of (i) a transferee of Share Equivalents or Options or (ii) a recipient of any newly-issued Share Equivalents or Options as a party hereto; provided that such amendments are in compliance with the provisos set forth in the immediately foregoing sentence. Any amendment, modification or waiver effected in accordance with the foregoing shall be effective and binding on the Parent.

(b) Any failure by any party at any time to enforce any of the provisions of this Agreement, or single or partial enforcement of any rights, powers or remedies conferred by this Agreement, shall not be construed a waiver of such provision or any other provisions hereof, or preclude any other or further exercise thereof.

Section 8.7. Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors, executors, administrators, heirs, legal representatives and permitted assigns.

Section 8.8. Termination. This Agreement shall automatically terminate upon the earlier of (i) a Change in Control; (ii) written agreement of the Investors who hold Shares at such time; (iii) except for the Registration Rights Agreement, Exhibit D hereto and Sections 3.1(d), 3.3(b), 4.1(b), 6.2, 6.4 through 6.15 and this Article VIII upon an IPO; or (iv) the dissolution or liquidation of the Parent. In the event of any termination of this Agreement as provided in this Section 8.8, this Agreement shall forthwith become wholly void and of no further force or effect (except for the Sections enumerated in the preceding sentence as surviving and this Article VIII) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in this Article VIII. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

Section 8.9. Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, by its acceptance of the benefits of this Agreement, the Parent and each Stockholder covenant, agree and acknowledge that no Person (other than the parties hereto) has any obligations hereunder, and that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Stockholders or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 8.10. Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) when received or rejected by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested, or (d) one Business Day following the day sent by overnight courier (with written confirmation of receipt):

(w) if to the Parent, to:

TransUnion Holding Company, Inc.

c/o TransUnion Corp.

555 West Adams Street

Chicago, Illinois 60661

Attention: Siddharth N. Mehta, President and Chief Executive Officer

Attention: John W. Blenke, Executive Vice President, Corporate General Counsel and Corporate Secretary

Facsimile No.: (312) 466-7706

with a copy (which shall not constitute notice) to each of the GS Investor and the Advent Investor as specified in sub-parts (x) and (y) below;

(x) if to the GS Investor, to:

c/o Goldman, Sachs & Co.

200 West Street

New York, New York 10282-2198

Attention: Sumit Rajpal

Facsimile: 212-357-5505

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: John Amorosi

Facsimile: (212) 701-5010

(y) if to the Advent Investor, to:

Advent International Corp.

75 State Street, 29th Floor

Boston, Massachusetts 02109

Attn: Christopher Egan and James Westra

Facsimile No.: (617) 951-0568

with a copy (which shall not constitute written notice) to:

Weil, Gotshal & Manges LLP

100 Federal Street

Boston, Massachusetts 02110

Attention: Marilyn French

Facsimile: (617) 772-8333

and, (z) in the case of the Investors, to such party’s address appearing on the stock books of the Parent or to such other address as may be designated by such party in writing to the Parent. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

Section 8.11. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, then, so long as no party is deprived of the benefits of this Agreement in any material respect, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

Section 8.12. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereto.

Section 8.13. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and, except as provided in Sections 6.12 and 8.9, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.14. Recapitalizations; Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Parent or any successor or assign of the Parent (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

Section 8.15. Securities Issued by the Parent. Prior to the Parent’s IPO, the Parent shall not issue any Shares or Share Equivalents to any Person not a party to this Agreement, unless such Person has agreed in writing to be bound by the terms and conditions of this Agreement in accordance with Section 7.1. Any issuance of Shares or Share Equivalents by the Parent in violation of this Section 8.15 shall be null and void ab initio and neither the Parent nor any transfer agent shall give effect in the Parent’s stock records to such attempted issuance. The foregoing provisions shall not in any case be applicable to (a) any issuance or Transfer of Shares made to underwriters in connection with an underwritten Public Offering of such Shares on a firm commitment basis registered under the 1933 Act, (b) any issuance or Transfer of Shares that is conducted publicly through one or more registered broker dealers over a stock exchange or interdealer quotation service where the Shares are listed or quoted, or (c) any issuance or Transfer of Shares in connection with a Drag-Along Transfer.

Section 8.16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 8.16.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

TRANSUNION HOLDING COMPANY, INC.

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	President

SIGNATURE PAGE TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

GS CAPITAL PARTNERS VI FUND, L.P.

By:	GSCP VI Advisors, L.L.C. its General Partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By:	GS Advisors VI, L.L.C. its General Partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

SPARTANSHIELD HOLDINGS

By:	GS Capital Partners VI Offshore Fund, L.P., its General Partner
By: GSCP VI Offshore Advisors, L.L.C., its General Partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

SIGNATURE PAGE TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

ADVENT-TRANSUNION ACQUISITION LIMITED PARTNERSHIP

By: Advent-TransUnion GP LLC, its General Partner

By:	/s/ Michael Ristaino
Name: Michael Ristaino
Title: President

SIGNATURE PAGE TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

EXHIBIT A

FORM OF JOINDER TO MAJOR STOCKHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Major Stockholders’ Agreement dated as of                     ,              (the “Major Stockholders’ Agreement”) among TransUnion Holding Company, Inc. and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Major Stockholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and a “Stockholder” under the Major Stockholders’ Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder from whom it has acquired Share Equivalents (to the extent permitted by the Major Stockholders’ Agreement) as if it had executed the Major Stockholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Major Stockholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                                  , 20

[NAME OF JOINING PARTY]

By:
Name:
Title:
Address for Notices:

JOINDER TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

AGREED ON THIS          day of             , 20    :

TRANSUNION HOLDING COMPANY, INC.

By:
Name:
Title:

JOINDER TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

EXHIBITS TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

EXHIBIT C

FORM OF DIRECTOR & OFFICER INDEMNIFICATION AGREEMENT

EXHIBITS TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

Exhibit D

Management Rights Letter

[Date]

GS Capital Partners VI Parallel, L.P.

[ADDRESS OF VCOC FUND]

Dear Sirs:

This letter agreement (the “Letter Agreement”) will confirm our agreement that, in connection with your investment in TransUnion Holding Company, Inc. (the “Company”), GS Capital Partners VI Parallel, L.P. (“Investor”) will be entitled to the following contractual management rights relating to the Company (collectively, the “Management Rights”):

1.	If at any time Investor has the right to appoint a Board Observer (as defined in the Major Stockholders Agreement of the Company dated , 2012 (the “MSA”) pursuant to Section 3.1(d) of the MSA, such Board Observer of the Investor shall be (i) provided by the Company with all notices of meetings, consents, minutes and other written materials that are provided to the Board of Directors of the Company (the “Company Board”) or any committee thereof or the board of directors of any direct or indirect subsidiary of the Company or any committee thereof at the same time as such materials are provided to the Company Board, such subsidiary board or any such committee, as applicable, (ii) entitled to attend all meetings of the Company Board, any subsidiary board and any committee thereof and (iii) entitled to participate in discussions at all such meetings; provided that the Board Observer may be excluded from access to any material or meeting or portion thereof if the Company Board or any subsidiary board, as applicable, determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege. Reasonable costs and expenses incurred by the Observer for the purposes of attending Company Board or subsidiary board (or committee) meetings and conducting other Company or subsidiary business will be paid by the Company.

2.	Investor shall be entitled to consult with and advise management of the Company and its direct and indirect subsidiaries on significant business issues of the Company and its direct and indirect subsidiaries, including management’s proposed annual operating plans, and management of the Company and its direct and indirect subsidiaries will meet regularly during each year with representatives of Investor (the “Representatives”) at the Company’s or such subsidiary’s facilities, as applicable, (or, at the Investor’s sole discretion, by telephone) at mutually agreeable times for such consultation and advice, including to review progress in achieving said plans.

EXHIBITS TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

3.	Investor may inspect the books and records and facilities and properties of the Company and its direct and indirect subsidiaries at reasonable times and intervals concerning the general status of the Company’s or any such subsidiary’s financial conditions and operations, provided that access to privileged information need not be provided.

4.	Investor agrees, and shall cause each of its Representatives to agree, that any confidential information provided to or learned by it in connection with the exercise of Investor’s Management Rights under this Letter Agreement shall be subject to the confidentiality provisions set forth in the Investment Agreement.

This Letter Agreement shall remain in effect until (a) such time as Investor no longer owns, directly or indirectly, any Share Equivalents. The confidentiality obligations referenced herein will survive any such termination.

The rights set forth in this Letter Agreement are intended to satisfy the requirement of contractual management rights for purposes of qualifying Investor’s interests in the Company as venture capital investments for purposes of the Plan Asset Regulations (as defined in the MSA), and in the event that, after the date hereof, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is determined that such rights are not satisfactory for such purpose, Investor and the Company shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

*        *        *         *        *

EXHIBITS TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

Very truly yours,

TRANSUNION HOLDING COMPANY

By:
Name:
Title:

AGREED AND ACCEPTED THIS

     day of                     , 2012

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By:
Name:
Title:

EXHIBITS TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

SCHEDULE A

SHARES OF PARENT

Holder	Shares Owned
GS Capital Partners VI Fund, L.P.	21,182,997.114
GS Capital Partners VI Parallel, L.P.	5,824,963.252
SpartanShield Holdings	27,272,115.533
Advent-TransUnion Acquisition Limited Partnership	54,240,628.883
Harry Gambill	39,447.016
John Blenke	79,430.8037
Al Hamood	102,638.2191
Jeff Hellinga	125,638.4835
Andrew Knight	69,624.9063
Mary Krupka	43,314.6688
Mark Marinko	76,212.5888
Siddharth (N.) Bobby Mehta	595,909.8842
Mohit Kapoor	47,078.6481

EXHIBITS TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

SCHEDULE B

Form Compliance Certificate

TRANSUNION HOLDING COMPANY, INC.

COMPLIANCE CERTIFICATE

[Date]

Reference is made to the Major Stockholders’ Agreement among TransUnion Holding Company, Inc. (the “Parent”), the GS Investors, the Advent Investor, and the Stockholders, dated as of [        ], 2012] (the “Major Stockholders’ Agreement”). Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Major Stockholders’ Agreement.

I,                             , [Chief Executive Officer/Chief Financial Officer/Head of Compliance/General Counsel] of the Company, do hereby certify, on behalf of the Company and not in my individual capacity, as follows:

The Company has, and the Company has caused its Subsidiaries to have, in [insert the most recently completed calendar year] performed and complied in all material respects with the obligations and covenants applicable to the Company in the Major Stockholders’ Agreement, including compliance with the provisions of Section 6.13.

IN WITNESS WHEREOF, I have signed this certificate as of the date first set forth above.

By:
Name:
Title: [To be executed by Chief Executive Officer, Chief Financial Officer, Head of Compliance, or General Counsel]

COMPLIANCE CERTIFICATE FOR TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT